Exhibit 99.1

Contact:	SonoSite:
	Anne Bugge	(425) 951-1378

CARMEN DIERSEN APPOINTED TO
SONOSITE BOARD OF DIRECTORS

Appointment Deepens Board’s Industry and Financial Expertise

BOTHELL, WA – September 22, 2005 – SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today announced the appointment of Carmen L. Diersen, 45, executive vice president and CFO of American Medical Systems Holding, Inc. (Nasdaq: AMMD) to its board of directors.

“We are delighted to welcome Carmen to our board,” said Kevin M. Goodwin, SonoSite President and CEO. “Her extensive global experience with leading medical device companies and broad financial expertise will be an important asset to SonoSite as we execute our growth strategies.”

Ms. Diersen joined American Medical Systems (AMS) in 2004 as executive vice president and assumed the office of chief financial officer that same year. AMS, headquartered in Minnetonka, Minnesota, is the world’s leading independent company focused on developing, manufacturing and marketing medical devices that restore male and female pelvic health.  From 1992 to 2004, Ms. Diersen held management positions with domestic and international responsibility in finance, business development and general management at Medtronic Inc.  Ms. Diersen received a BS in accounting from the University of North Dakota and an MBA from the University of Minnesota.

With the appointment of Ms. Diersen, SonoSite’s Board of Directors expands to ten members, nine of whom are independent, consistent with Nasdaq listing standards and SonoSite’s corporate governance guidelines, which require that a majority of board members be independent.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound, with an installed base of more than 20,000 systems. The company, headquartered near Seattle, Washington, is represented by eight subsidiaries and a global distribution network in over 75 countries. Approximately half of the company’s revenues are generated from international markets. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. The company employs approximately 450 people worldwide.